Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 67 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust: Fidelity California Municipal Income Fund of our report dated April 15, 2015 and Fidelity California Limited Term Tax-Free Bond Fund of our report dated April 14, 2015 relating to the financial statements and financial highlights included in the February 28, 2015 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts April 23, 2015